Exhibit 10.3

EXECUTION COPY

FOURTH AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This FOURTH AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”), effective as of October 7, 2016 (the “Effective Date”), is made and entered into by and between Snap Interactive, Inc., a Delaware corporation (the “Company”), and Alexander Harrington (“Executive”) for purposes of amending that certain Executive Employment Agreement, dated as of February 28, 2014, as amended by the First Amendment to Executive Employment Agreement, effective as of March 19, 2015, as further amended by the Second Amendment to Executive Employment Agreement (the “Second Amendment”), effective as of October 13, 2015, and as further amended by the Third Amendment to Executive Employment Agreement (the “Third Amendment”), effective as of March 3, 2016, by and between the Company and Executive (collectively, the “Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

WHEREAS, Section 12(j) of the Agreement provides that the Agreement can only be amended by a writing signed by the parties thereto; and

WHEREAS, the Company and Executive mutually desire to amend the Agreement to reflect a change to Executive’s Annual Incentive Bonus for the 2016 calendar year, to update Executive’s 2016 Annual Incentive Bonus amount, to provide for an additional grant of stock options following the Effective Date, to revise Executive’s severance entitlements, and to amend the definition of “Good Reason” in connection with various powers being reserved to the Chairman of the Board;

NOW, THEREFORE, pursuant to Section 12(j) of the Agreement, in consideration of the mutual promises, conditions, and covenants contained herein and in the Agreement, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree to amend the Agreement as follows, effective as of the Effective Date:

1. Section 4(a) of this Agreement is hereby amended by adding the following sentence to the end of the paragraph:

Executive agrees to devote substantially all his business time to the business of the Company.

2. Section 5(a) of the Agreement is hereby amended by changing “Base Salary” from Two Hundred Sixty-Five Thousand Dollars ($265,000) to Two Hundred Eighty-Five Thousand Dollars ($285,000).

3. Section 5(b)(i) of the Agreement is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 5(b)(i):

(i) for the 2016 calendar year, Executive shall be eligible to receive an annual incentive bonus (the “Annual Incentive Bonus”) of up to One Hundred Fifty Thousand Dollars (US $150,000), payable as follows:

(A) the first Fifty Thousand Dollars (US $50,000) of such Annual Incentive Bonus is guaranteed and shall be paid to Executive during the annual review period (generally January or February) in 2017, provided Executive is employed by the Company on the date the Annual Incentive Bonus is paid; and

(B) the Board shall determine, in its sole discretion, what portion (if any) of the remaining Annual Incentive Bonus (the amount in excess of the amount described above in (A)), Executive shall receive, and the Company shall pay such portion (if earned) at the same time as the guaranteed portion described above in (A), provided that Executive is employed by the Company on the date the Annual Incentive Bonus is paid. As soon as practicable after the effective date of this Amendment, the Board will endeavor in good faith to formulate benchmarks and/or targets on the basis of which the non-guaranteed portion of the Annual Incentive Bonus will be determined, and the Board will promptly communicate those benchmarks and/or targets, in writing, to Executive.

4. A new Section 5(i) is added to the Agreement which provides as follows:

(i) 2016 Equity Award. As soon as administratively practicable after the effective date of this Agreement and subject to Board approval, Executive will receive, by separate agreement, a stock option with respect to One Million (1,000,000) shares of the Company's common stock (adjusted for any future stock splits occurring after the date hereof), with an exercise price equal to the fair market value (as determined by the Board) of the Company's common stock on the date of grant, vesting twenty-five percent (25%) per year over four (4) years, with the first tranche vesting on the first anniversary of the date of grant (subject to early termination or forfeiture in accordance with the terms of the award agreement) (the “2016 Stock Option”). The Company also intends to consider an additional grant of stock options to Executive prior to December 31, 2016.

5. Section 6(a) is amended by adding the following paragraph at the end of the Section:

The Company hereby notifies Executive in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Company further notifies Executive that if Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

6. Section 8 is deleted in its entirety and replaced with the following:

8. Trading Restrictions. Executive will be subject to trading and sales volume limitations in accordance with (a) applicable law, including Rule 144 under the Securities Act of 1933 as amended; and (b) such written insider trading policies as the Board may adopt and promulgate for Company employees generally.

7. Section 9(b) is amended by adding a new subsection (x) which provides as follows:

(x) The Executive undertaking any of the Restricted Actions (defined below) unless such Restricted Actions have first been approved by either (A) Jason Katz or (B) the Board (which approval must include the affirmative vote of Jason Katz, provided he is serving as a member of the Board when such approval is sought); provided, however, that (1) within thirty (30) days after becoming aware of Executive’s undertaking a Restricted Action without such approval, the Company shall provide written notice to Executive identifying the unapproved Restricted Action and notifying Executive of the Company’s intention to terminate Executive’s employment for Cause; and (2) Executive shall have thirty (30) days following his receipt of such written notice to cure the unapproved Restricted Action to the Company’s reasonable satisfaction, unless the Restricted Action is not reasonably susceptible to cure. Executive shall be deemed to have satisfactorily cured any unapproved Restricted Action if the resulting net cash loss to, or expenditure by, the Company is less than $50,000.

Section 9(b) is further amended by adding the following at the end of the section:

For purposes of this Agreement, the “Restricted Actions” are:

●	The incurrence (or guarantee) by the Company of indebtedness for borrowed money or indebtedness outside the ordinary course of business, in each case in excess of $50,000.

●	The settlement of any claim, debt, demand, suit, proceeding or judgment against or on behalf of the Company in excess of $50,000.

●	The appointment or removal of any executive officer of the Company (defined as an individual who has been, or is required to be, identified as an executive officer in the Company’s SEC filings), or the entry into any employment agreement with an annual salary greater than $100,000.

●	The entry into any new agreement, arrangement or understanding that would require payments by the Company in excess of $100,000 per annum, or that would materially limit the ability of the Company to operate its business. For the avoidance of doubt, a marketing agreement entered into in the ordinary course of business that is terminable in less than seven (7) days shall not be covered by the foregoing sentence.

●	The engagement, on behalf of the Company, of attorneys, accountants, underwriters or placement agents, excluding an engagement of any of the foregoing requiring a net expenditure by the Company of less than $50,000 during any one (1)-year period, or the removal of any of the Company’s current such advisors or consultants.

●	The engagement, on behalf of the Company, of any other professional advisors or consultants to the Company outside the ordinary course of business, excluding an engagement requiring a net expenditure by the Company of less than $50,000 during any one (1)-year period, or the removal of any of the Company’s current such advisors or consultants.

8. Section 9(d) is amended is deleted in its entirety and replaced with the following:

(d) Termination by Executive for Good Reason. Executive may terminate his employment at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following without Executive’s prior written consent: (i) Executive's being required to report to a regular place of employment outside New York, New York; (ii) the Company's material breach of any of the terms and conditions of this Agreement; or (iii) a detrimental and material change in Executive's title, compensation, duties, or responsibilities (other than the reassignment of Executive's CFO responsibilities upon the Company's hiring of a full-time CFO, as provided in Section 4(a) of this Agreement); provided, however, that within ninety (90) days following Executive's learning of such Good Reason, (1) the Company shall be given written notice of Executive's intent to terminate his employment under this paragraph, and (2) the Company shall have thirty (30) days from receipt of such written notice to cure any such breach or change to the reasonable satisfaction of Executive. Upon such termination for Good Reason, Executive shall be entitled to compensation as provided in Sections 10(a) and (b) below. Following the closing of the transaction contemplated in the Agreement and Plan of Merger between SNAP Interactive, Inc., SAVM Acquisition Corporation, and A.V. M. Software, Inc. and Jason Katz, as the Company Representative, dated as of September 13, 2016 (the “Merger”) the Company will require the approval of Jason Katz, in his position as Chairman of the Board, to take the Restricted Actions (as described above). Notwithstanding the foregoing, the requirement for such approval and the limitations imposed by such Restricted Actions shall not be deemed a detrimental and material change in Executive’s title, duties, or responsibilities and shall not give rise to Good Reason.

9. The first paragraph of Section 10(b) is hereby deleted in its entirety and replaced with the following:

(b) Additional Compensation and Benefits Upon Non-Renewal by the Company or Upon Termination by the Company Without Cause or by Executive for Good Reason. If, at any time, (i) the Company elects not to renew this Agreement for any Renewal Term and Executive’s employment terminates as a result of such non-renewal, (ii) the Company terminates Executive’s employment without Cause (as defined in Section 9(b) above), or (iii) Executive terminates his employment for Good Reason (as defined in Section 9(d) above), then the Company shall, subject to Executive’s execution of a general release of claims in favor of the Company and subject to Executive’s compliance with Section 6 and Section 7, provide to Executive, in addition to the amounts set forth in Section 10(a) above, an amount equal to eight (8) months of Executive’s then-current annualized Base Salary, payable in eight (8) equal monthly installments commencing on the Company’s first regular payroll date after the release of claims provided by Executive has become effective and binding upon Executive, provided, that, if the maximum forty-five (45) day consideration period and revocation period described in Section 10(d) spans two tax years, then the payments shall commence in the second tax year. Additionally, if Executive is eligible and timely elects to continue his health insurance coverage pursuant to the COBRA statute, and subject to Executive’s execution of the release of claims referred to above, the Company will continue to pay its portion of Executive’s monthly health insurance premiums for the earlier of (A) the eight (8) months following the effective date of termination of Executive’s employment or, (B) the date Executive’s coverage under such group health plans terminates for any reason; provided that the Company’s payment of such premiums shall be limited to the same proportion of the cost of coverage under the Company’s group health plans as the Company pays on behalf of its employees generally (the “COBRA Entitlement”). Furthermore, in the event that Executive’s employment is terminated for any of the reasons described above in 10(b)(ii) or 10(b)(iii) on or prior to the first anniversary of the Effective Date, then the Base Salary and COBRA Entitlement discussed above shall be increased from eight (8) months to ten (10) months.

10. The last paragraph of Section 11(a) is amended by adding the following at the end:

Notwithstanding anything in this Agreement to the contrary, the Merger shall not be deemed a Change in Control for purposes of this Agreement.

11. Section 11(b)(i) of the Agreement is deleted in its entirety and replaced with the following:

(i) Severance Benefits. If, during the sixty (60) day period immediately prior to a Change in Control or during the one year period beginning on the date of a Change in Control (the “Change Period”), (A) Executive's employment is terminated by the Company (or by the acquiring or successor business entity following a Change in Control) other than for Cause (as defined in. Section 9(b) above), or (B) Executive terminates his employment with the Company (or with the acquiring or successor business entity following a Change in Control) for Good Reason (as defined in Section 9(d) above), then Executive shall receive, in lieu of the severance benefits described in Section 10(b) above and subject to Executive's execution of a general release of claims as provided in Section 11(d) below, a severance benefit in an amount equal to fifteen (15) months of Executive’s annualized Base Salary (specified in Section 5(a)) as in effect on the date of the Change in Control plus fifteen (15) months of the COBRA Entitlement.

12. Exhibit A to the Agreement is deleted in its entirety and replaced with Exhibit A attached hereto.

13. Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect in accordance with the provisions thereof.

IN WITNESS WHEREOF, the Company and Executive have executed, or caused to be executed, this Amendment to be effective as of the Effective Date.

SNAP INTERACTIVE, INC.

By:	/s/ Clifford Lerner
Name:	Clifford Lerner
Title:	Chairman

EXECUTIVE

/s/ Alexander Harrington
Alexander Harrington

EXHIBIT A

WAIVER AND RELEASE OF CLAIMS

This Waiver and Release of Claims (“Release”), effective as of the ______________ (the “Effective Date”), is made and entered into by and between Alexander Harrington (“Employee”) and Snap Interactive, Inc., a Delaware corporation (the “Company”). Terms used in this Release with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the employment agreement by and between the Company and Employee, originally dated February 28, 2014 and subsequently amended four (4) times, the most recent amendment thereto being dated as of __________________, 2016 (the “Agreement”).

WHEREAS, Employee and the Company are parties to the Agreement; and

WHEREAS, Section 10 and Section 11 of the Agreement provide that Employee is entitled to certain payments and benefits upon separation from employment if he signs a release agreement;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and adequacy of which are acknowledged, Employee and the Company agree as follows:

1. Global Release. In consideration of the mutual promises contained in the Agreement, including the Company’s promises to pay Employee consideration under Section 10 or Section 11 of the Agreement, which are in addition to anything of value to which Employee is already entitled, Employee, on behalf of himself, his heirs, executors, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges the Company and all of its parents, divisions, subsidiaries, affiliates, joint venture partners, partners, and related companies, and their present and former agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Employee has, had, or may have against the Released Parties relating to or arising out of his employment, or any terms of the Agreement, from the Effective Date and up to and including the date of this Release. This Release includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, creed, disability, religion, military status, family status, marital status, partnership status, domestic violence, stalking and sex offense victim status, arrest and conviction record, predisposing genetic characteristic, alienage or citizenship status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the ADA Amendments Act of 2008, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Fair Labor Standards Act anti-retaliation provisions, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Lilly Ledbetter Fair Pay Act, the Genetic Information Nondiscrimination Act, the New York Civil Rights Law, the New York City Human Rights Law, any federal, state, local or municipal whistleblower protection or anti-retaliation statute or ordinance, or any other federal, state, local, or municipal laws of any jurisdiction), claims arising under the Employee Retirement Income Security Act (except any employee benefits or employee participation rights as contained in the Agreement), or any other statutory or common law claims related to or arising out of his employment or any terms of the Agreement, from the Effective Date and up to and including the date of this Release’s execution. Notwithstanding the foregoing, nothing in this Release shall affect or impair: (i) any rights Employee may have to indemnification, including without limitation indemnification for attorneys’ fees, costs and/or expenses, pursuant to applicable statute, certificates of incorporation and by-laws of the Company or any of its affiliates; (ii) any of Employee’s rights arising under the Agreement; or (iii) any rights that Employee has as a former employee under the Company’s employee benefit plans (other than any severance plan).

2. No Admission of Liability. Employee understands and agrees that this Release shall not in any way be construed as an admission by the Released Parties of any unlawful or wrongful acts whatsoever against Employee or any other person. The Released Parties specifically disclaim any liability to or wrongful acts against Employee or any other person.

3. Time to Consider Release. Employee is hereby advised in writing by the Company that he should consult an attorney before executing this Release. Employee has a period of up to forty-five (45) calendar days after receiving the Release within which to review and consider the provisions of this Release. Employee understands that if he does not sign this Release before the forty-five (45) calendar day period expires, this Release offer will be withdrawn automatically.

4. Revocation Period. Employee understands and acknowledges that he has seven (7) calendar days following the execution of this Release to revoke his acceptance of this Release. This Release will not become effective or enforceable, and the payments and benefits described under Section 10 or Section 11 will not become payable, until after this revocation period has expired without his revocation. If Employee does not revoke the Release within the revocation period, the Company will commence the payments and benefits described under Section 10 or Section 11 of the Agreement within ten (10) days after the revocation period’s expiration date.

5. Confidentiality of Release and Company Information. Employee agrees to keep this Release, its terms, and the amount of payments and benefits related to this Release completely confidential. Employee agrees and understands that he is prohibited from disclosing any terms of this Release to anyone, except that he may disclose the terms of this Release and the amount of the payments and benefits related to this Release to his spouse, attorneys, accountants, and financial advisors or as otherwise required by law. Employee also agrees to continue to abide by the confidentiality provisions of the Agreement.

6. Non-Disparagement. Employee agrees to continue to abide by the non-disparagement provisions of the Agreement.

7. Agreement to Return Company Property/Documents. Employee understands and agrees that his last day of active work in any Company office or on any Company owned or leased property will be _______. Accordingly, Employee agrees that: (i) he will not take with him, copy, alter, destroy, or delete any files, documents, electronically stored information, or other materials, whether or not embodying or recording any Confidential Information, including copies, without obtaining in advance the written consent of an authorized Company representative; and (ii) he will promptly return to the Company all Confidential Information, documents, files, records and tapes, whether written in hardcopy form or electronically stored, that have been in his possession or control regarding the Company, and he will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and all copies of these materials. Employee further agrees that on ________, he will return to the Company immediately all Company property, including, without limitation, keys, equipment, computer(s) and computer equipment, devices, Company cellular phones, Company credit cards, data, electronically stored information, lists, correspondence, notes, memos, reports, or other writings prepared by the Company or himself on behalf of the Company.

8. Authorized Use of Trade Secrets/ Confidential Information. Notwithstanding the foregoing, Employee understands that Employee may disclose proprietary and/ or confidential information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Employee or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order that Employee divulge, disclose or make accessible such information. The Company hereby notifies Employee in accordance with the Defend Trade Secrets Act of 2016 that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Company further notifies Employee that if Employee files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

9. Knowing and Voluntary Release. Employee understands that it is his choice whether to enter into this Release and that his decision to do so is voluntary and is made knowingly.

10. No Prior Representations or Inducements. Employee represents and acknowledges that in executing this Release, he did not rely, has not relied, and expressly disavows reliance on any communications, statements, promises, inducements, or representation(s), oral or written, by any of the Released Parties, except as expressly contained in this Release.

11. Choice of Law. This Release shall, in all respects, be interpreted, enforced, and governed under the laws of the State of New York. The parties agree that the language of this Release shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the parties.

12. Severability. The Company and Employee agree that should a court declare or determine that any provision of this Release is illegal or invalid, the validity of the remaining parts, terms or provisions of this Release will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this Release.

13. Counterparts. The Company and Employee agree that this Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

Please read carefully as this document includes a release of claims.

IN WITNESS WHEREOF, the Company and Employee hereto evidence their agreement by their signatures.

Employee Signature [Signature]	Company Representative [Signature]

Alexander Harrington	Company Representative [Printed Name]

Date	Date